Exhibit 10.3

EXECUTION VERSION

October 12, 2020

Churchill Capital Corp II

640 Fifth Avenue, 12th Floor

New York, New York 10019

Software Luxembourg Holding S.A.

48, Boulevard Grande-Duchesse Charlotte
L-1330 Luxembourg
Grand Duchy of Luxembourg

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Churchill Capital Corp II, a Delaware corporation (the “Acquiror”), Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”), and the other parties thereto (the “Merger Agreement”) and the other transactions relating thereto (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated June 26, 2019, from Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor is currently, and as of the Closing will be, the record owner of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.      The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a.	vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination and any other special meeting of Acquiror’s stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Business Combination (each such meeting, a “Stockholders Meeting”);

b.	when such Stockholders Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c.	vote (or execute and return an action by written consent), or cause to be voted at such Stockholders Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement; and

d.	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Acquiror’s organizational documents and applicable Laws, or reasonably requested by Acquiror, to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the board of directors of the Acquiror and whether or not the board of directors of the Acquiror has effected a Buyer Change in Recommendation.

2.     The Sponsor and each Insider hereby agrees and acknowledges that: (i) Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, Acquiror and the Company would not have entered into this Sponsor Agreement.

3.     (a) The Sponsor and each Insider agree that it, he or she shall not:

(i) Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

(ii) Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(b) Notwithstanding the provisions set forth in paragraphs 3(a)(i) and 3(a)(ii), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (A) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (A) through (E), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement (x) prior to the consummation of the Business Combination, with the Acquiror and the Company and (y) from and after the consummation of the Business Combination, with the Acquiror.

(c) The Sponsor and each Insider acknowledge and agree as follows:

(i) Section 4.3(b)(i) of Acquiror’s amended and restated certificate of incorporation (the “Acquiror Charter”) provides that each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Acquiror Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Acquiror’s initial public offering of securities; and

(ii) as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Acquiror Charter to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing shares of Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

4.     The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

5.      As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Private Placement Warrants” shall mean the warrants to purchase up to 15,800,000 shares of Common Stock of the Acquiror that the Sponsor purchased in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Common Stock” shall mean the Acquiror’s Class A common stock, par value $0.0001 per share; and (v) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

6.      This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

7.     No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.     Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.     This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.     This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.     This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.03 of the Merger Agreement to the applicable party at its principal place of business.

13.     This Sponsor Agreement shall terminate on the earlier of (a) the liquidation of the Acquiror and (b) the expiration of the Lock-up Periods. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

14.     The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 4.08 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of the Acquiror, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of June 26, 2019, by and among the Acquiror and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

15.     If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

16.     Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

CHURCHILL SPONSOR II LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

/s/ Michael Klein
Michael Klein

/s/ Peter Seibold
Peter Seibold

/s/ Mark Klein
Mark Klein

/s/ Malcolm S. McDermid
Malcolm S. McDermid

/s/ Glenn August
Glenn August

/s/ Karen G. Mills
Karen G. Mills

/s/ Jeremy Paul Abson
Jeremy Paul Abson

/s/ Dena Brumpton
Dena Brumpton

Acknowledged and Agreed:

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer

Acknowledged and Agreed:

SOFTWARE LUXEMBOURG HOLDING S.A.

By:	/s/ Ronald W. Hovsepian
Name: Ronald W. Hovsepian
Title: Director – Authorized Signatory

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Churchill Sponsor II LLC	17,250,000	15,800,000
Total	17,250,000	15,800,000

Insider Ownership of Securities

Insider	Founder Shares	Private Placement Warrants
Michael Klein	0	0
Peter Seibold	0	0
Mark Klein	0	0
Malcom S. McDermid	0	0
Glenn August	0	0
Karen G. Mills	0	0
Jeremy Paul Abson	0	0
Dena Brumpton	0	0
Total	0	0